            MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB-2 of Timberjack Sporting Supplies, Inc, of our report dated July 7, 2006 on our audit of the financial statements of Timberjack Sporting Supplies, Inc. as of September 30, 2005, of our reports dated July 7, 2006 on our reviews of the financial statements of Timberjack Sporting Supplies, Inc. as of December 31, 2005 and March 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the periods then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 7, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501